Quest Resource Holding Corporation Appoints

Brett Johnston as Senior Vice President and Chief Financial Officer

THE COLONY, TX – October 12, 2022 – Quest Resource Holding Corporation (NASDAQ: QRHC) ("Quest"), a national leader in environmental waste and recycling services, today announced that it has appointed Brett Johnston as Senior Vice President and Chief Financial Officer, effective November 1, 2022.

Prior to Quest, Mr. Johnston, 46, spent nearly 20 years at Arcosa, Inc., most recently serving as Senior Vice President of Arcosa’s Construction Products Group and leading a 50+ member accounting, finance and IT team. During his tenure, he led the successful implementation of new accounting and finance systems and processes within Arcosa’s fastest growing segment. In addition, Mr. Johnston played a key role in Arcosa’s M&A strategy, including contributing to target development and screening, as well as overseeing teams responsible for due diligence and integrations. Mr. Johnston holds an MBA from the University of Texas and a Bachelor of Science in Economics from Texas A&M University.

“I am excited to welcome Brett to Quest as our next Chief Financial Officer,” said Ray Hatch, Quest’s CEO. “Brett is a talented, results-oriented leader with extensive financial, strategy, systems, and M&A experience, all of which are of vital importance in maintaining our reputation as a service leader and driving growth and continuous improvements in our profitability and returns.”

“I look forward to working with Quest’s management team and being part of a rapidly growing company that serves a critical need to help large companies improve sustainability in a cost-effective manner. With its compelling customer value position, asset light business model, and established national platform, I see significant opportunities for profitable growth that will continue to benefit from advantages of scale,” said Brett Johnston.

About Quest Resource Holding Corporation

Quest is a national provider of waste and recycling services that enable larger businesses to excel in achieving their environmental and sustainability goals and responsibilities. Quest delivers focused expertise across multiple industry sectors to build single-source, client-specific solutions that generate quantifiable business and sustainability results. Addressing a wide variety of waste streams and recyclables, Quest provides information and data that tracks and reports the environmental results of Quest’s services, gives actionable data to improve business operations, and enables Quest’s clients to excel in their business and sustainability responsibilities. For more information, visit www.qrhc.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, as discussed in greater detail in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2021. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Three Part Advisors, LLC

Joe Noyons

817.778.8424

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